UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15/A
                                 Amendment No. 1


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 333-1311294

                        CROSS ATLANTIC COMMODITIES, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)

                                       N/A
                                       ---
                                  (Former name)

                 4581 Weston Road, Suite #273, Weston, FL 33331
                                  (954)678-0698
                                  -------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.001 par value
                         ------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      |_|             Rule 12h-3(b)(1)(i)      |_|
     Rule 12g-4(a)(1)(ii)     |_|             Rule 12h-3(b)(1)(ii)     |_|
     Rule 12g-4(a)(2)(i)      |_|             Rule 12h-3(b)(2)(i)      |_|
     Rule 12g-4(a)(2)(ii)     |_|             Rule 12h-3(b)(2)(ii)     |_|
                                              Rule 15d-6               |_|


Approximate number of holders of record as of the certification or notice date:
103

Explanatory Note: The purpose of this Amendment No. 1 is to withdraw, effective upon filing hereof, the Form 15 Certification/Notice filed by the Registrant previously on June 12, 2008 (File No. 000-51857) with respect to the securities identified. The Registrant will continue to submit required filings under the Securities Exchange Act of 1934, as amended.

Pursuant to the requirements of the Securities Exchange Act of 1934, Cross Atlantic Commodities, Inc. caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     June 12, 2008                 By:  /s/ JORGE BRAVO
      ----------------------                 ------------------------------
                                             Name: Jorge Bravo
                                             Title: President & CEO


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (12-04) Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.